Exhibit 1.1

ESTATUTOS DE REPSOL YPF. S.A.

TITULO I

DENOMINACIÓN. OBJETO. DOMICILIO Y DURACIÓN DE LA SOCIEDAD

Artículo 1.- DENOMINACIÓN

La Sociedad se denomina REPSOL YPF, S.A., y se rige por los presentes Estatutos, y sus Reglamentos internos, por las normas contenidas en las disposiciones sobre régimen jurídico de las Sociedades Anónimas Cotizadas, y por las de carácter general vigentes que le sean de aplicación.

Artículo 2.- OBJETO SOCIAL

2.1.                              Constituye el objeto social:

I.                                         La investigación, exploración, explotación, importación, almacenamiento, refino, petroquímica y demás operaciones industriales, transporte, distribución, venta, exportación y comercialización de hidrocarburos de cualquier clase, sus productos derivados y residuos.

II.                                     La investigación y desarrollo de otras fuentes de energía distintas a las derivadas de los hidrocarburos y su explotación, fabricación, importación, almacenamiento, distribución, transporte, venta, exportación y comercialización.

III.                                 La explotación de inmuebles y de la propiedad industrial y la tecnología de que disponga la Sociedad.

IV.                                 La comercialización de todo tipo de productos en instalaciones anexas a estaciones de servicio y aparatos surtidores y a través de las redes de comercialización de los productos de fabricación propia, así como la prestación de servicios vinculados al consumo o utilización de estos últimos.

V.                                     La prestación a sus sociedades participadas de servicios de planificación, gestión comercial, “factoring” y asistencia técnica o financiera, con exclusión de las actividades que se hallen legalmente reservadas a entidades financieras o de crédito.

2.2.                              Las actividades que integran el objeto social podrán ser desarrolladas por la Sociedad total o parcialmente de modo indirecto, en cualquiera de las formas admitidas en Derecho y, en particular, a través de la titularidad de acciones o de participaciones en sociedades con objeto idéntico o análogo.

Artículo 3.- DOMICILIO

El domicilio social se fija en Madrid, Paseo de la Castellana núm. 278. El Consejo de Administración está facultado para trasladarlo a otro lugar dentro del mismo término municipal y para establecer oficinas, sucursales, agencias, representaciones o dependencias de cualquier clase y en cualquier lugar, siempre que lo estime conveniente para la buena marcha de la sociedad.

Artículo 4.- DURACIÓN

La duración de la Sociedad será indefinida. La sociedad dio comienzo a sus operaciones en la fecha de su constitución.

TITULO II

CAPITAL SOCIAL Y ACCIONES

Artículo 5.- CAPITAL

El capital social es de MIL DOSCIENTOS VEINTE MILLONES OCHOCIENTOS SESENTA y TRES MIL CUATROCIENTOS SESENTA y TRES EUROS (1.220.863.463 euros) y está totalmente suscrito y desembolsado.

Artículo 6.- ACCIONES

El capital social está integrado por MIL DOSCIENTOS VEINTE MILLONES OCHOCIENTAS SESENTA y TRES MIL CUATROCIENTAS SESENTA y TRES ACCIONES (1.220.863.463 acciones) de UN EURO (1 euro) cada una, que estarán representadas por anotaciones en cuenta y pertenecen a una misma clase. Las acciones representativas del capital social tienen la consideración de valores mobiliarios y se rigen por lo dispuesto en la normativa reguladora del Mercado de Valores.

Las acciones representadas por medio de anotaciones en cuenta, se constituyen como tales en virtud de su inscripción en el correspondiente registro contable, que reflejará las menciones recogidas en la escritura de emisión y si están o no enteramente desembolsadas, en su caso.

La legitimación para el ejercicio de los derechos de accionista, incluida en su caso la transmisión, se obtiene mediante la inscripción en el registro contable, que presume la titularidad legítima y habilita al titular registral a exigir que la Sociedad le reconozca como accionista. Dicha legitimación podrá acreditarse mediante la exhibición de los certificados oportunos, expedidos por la entidad encargada de los registros contables.

Si la Sociedad realiza alguna prestación en favor del presuntamente legitimado, queda liberada, aunque aquél no sea el titular real de la acción, siempre que la realizara de buena fe y sin culpa grave.

Artículo 7.- DERECHOS DE LOS ACCIONISTAS

La acción confiere a su titular legítimo la condición de socio y le atribuye los derechos reconocidos en la Ley y en los presentes Estatutos.

En los términos establecidos en la Ley y salvo en los casos en ella previstos, el accionista tiene, como mínimo, los siguientes derechos:

a)              El de participar en el reparto de las ganancias sociales y en el patrimonio resultante de la liquidación.

b)             El de suscripción preferente en la emisión de nuevas acciones o de obligaciones convertibles.

c)              El de asistir y votar en las Juntas Generales y el de impugnar los acuerdos sociales.

d)             El de información.

Artículo 8.- ACCIONES SIN VOTO

La Sociedad podrá emitir acciones sin derecho de voto por un importe nominal no superior a la mitad del capital social desembolsado.

Los titulares de acciones sin voto tendrán derecho a percibir un dividendo mínimo anual del cinco por ciento del capital desembolsado por cada acción sin voto, así como los demás derechos que establece la Ley. Una vez acordado el dividendo mínimo, los titulares de las acciones sin voto tendrán derecho al mismo dividendo que corresponda a las acciones ordinarias.

Artículo 9.- DIVIDENDOS PASIVOS Y MORA DEL ACCIONISTA

El accionista está obligado a aportar la porción de capital no desembolsada en la forma y plazos que se acuerden por el Consejo de Administración.

Se encuentra en mora el accionista que, una vez vencido el plazo fijado para el pago del capital no desembolsado, no lo haya satisfecho.

El accionista que se halle en mora en el pago de los dividendos pasivos no podrá ejercitar el derecho de voto. El importe de sus acciones será deducido del capital social para el cómputo del quórum.

Tampoco tendrá derecho el socio moroso a percibir dividendos ni a la suscripción preferente de nuevas acciones, ni de obligaciones convertib1es. Una vez abonado el importe de los dividendos pasivos, junto con los intereses adeudados, podrá el accionista reclamar el pago de los dividendos no prescritos, pero no podrá reclamar la suscripción preferente, si el plazo para su ejercicio ya hubiere transcurrido.

Cuando el accionista se halle en mora, la Sociedad podrá, según los casos, y atendida la naturaleza de la aportación no efectuada, reclamar el cumplimiento de la obligación de desembolso, con abono del interés legal y de los daños y perjuicios causados por la morosidad, o enajenar las acciones por cuenta y riesgo del socio moroso o proceder ejecutivamente contra los bienes del accionista para hacer efectiva la porción de capital en metálico no entregada y sus intereses.

Si la Sociedad hubiera optado por la enajenación y la venta no pudiese efectuarse, la acción será amortizada, con la consiguiente reducción del capital, quedando en beneficio de la Sociedad las cantidades ya percibidas por ella a cuenta de la acción.

El adquirente de la acción no liberada responde solidariamente con todos los transmitentes que le precedan, y a elección de los Administradores de la Sociedad, del pago de la parte no desembolsada.

La responsabilidad de los transmitentes durará tres años, contados desde la fecha de la respectiva transmisión.

Artículo 10.- DOCUMENTACIÓN DE ACCIONES

Las acciones emitidas deberán constar en las correspondientes escrituras de emisión en las que figurarán: la denominación, el número de acciones, el valor nominal y las demás características y condiciones de las acciones integradas en la emisión. La Sociedad debe dar cumplimiento en relación con dichas acciones a lo dispuesto en la normativa reguladora del Mercado de Valores.

Artículo 11.- COPROPIEDAD Y DERECHOS REALES SOBRE LAS ACCIONES

El régimen de copropiedad, usufructo, prenda y embargo de las acciones de la Sociedad será el determinado en los artículos 66 a 73 del Texto Refundido de la Ley de Sociedades Anónimas y demás disposiciones complementarias.

Artículo 12.- MODIFICACIÓN DEL CAPITAL

El capital social podrá ser aumentado o disminuido una o más veces, previo cumplimiento de los requisitos legales aplicables.

En los aumentos de capital con emisión de nuevas acciones, los antiguos accionistas y los titulares de obligaciones convertibles podrán ejercitar dentro del plazo que a este efecto se señale por la Junta General o por el Consejo de Administración, -y que no podrá ser inferior al plazo mínimo establecido a estos efectos por la legislación aplicable en cada momento -el derecho a suscribir, de la nueva emisión, un número de acciones proporcional al valor nominal de las acciones que posean o de las que corresponderían a los titulares de obligaciones convertibles de ejercitar en ese momento la facultad de conversión.

No procederá el derecho de suscripción preferente cuando el aumento de capital se deba a la conversión de obligaciones en acciones, o a la absorción de otra Sociedad o de parte del patrimonio escindido de otra Sociedad, o cuando la Junta General, al decidir el aumento de capital, acuerde su supresión, total o parcial, con los requisitos del artículo 159 del Texto Refundido de la Ley de Sociedades Anónimas.

En la emisión de obligaciones convertibles en acciones, los accionistas de la Sociedad tendrán derecho de suscripción preferente de las obligaciones convertibles. Igual derecho corresponderá a los titulares de obligaciones convertibles pertenecientes a emisiones anteriores en la proporción que les corresponda según las bases de la conversión.

TITULO III

OBLIGACIONES

Artículo 13.- La Sociedad podrá emitir series numeradas de obligaciones u otros valores que reconozcan o creen una deuda, de conformidad cor lo previsto en la legislación aplicable en esta materia. Todos estos valores quedarán sometidos al régimen que para las obligaciones se establecen en las disposiciones legales en vigor, y podrán estar representadas por medio de anotaciones en cuenta o de títulos nominativos o al portador y ser simples o hipotecarias.

TITULO IV

ÓRGANOS DE LA SOCIEDAD

Artículo 14.- Los órganos rectores de la Sociedad son la Junta General de Accionistas y el Consejo de Administración.

CAPITULO I

DE LA JUNTA GENERAL

Artículo 15.- JUNTA GENERAL

Los accionistas constituidos en Junta General, debidamente convocada, decidirán por mayoría en los asuntos propios de la competencia de la Junta.

Todos los socios, incluso los disidentes y los que no hayan participado en la reunión, quedan sometidos a los acuerdos de la Junta General.

Un reglamento específico de la Junta General de Accionistas regulará, dentro del marco legal y estatutario, aquellas materias que atañen a la Junta General

Artículo 16.- CLASES DE JUNTA

Las Juntas Generales de accionistas podrán ser ordinarias o extraordinarias

Artículo 17,- JUNTA GENERAL ORDINARIA

La Junta General Ordinaria, previamente convocada al efecto, se reunirá necesariamente dentro de los seis primeros meses de cada ejercicio para censurar la gestión social, aprobar, en su caso, las cuentas del ejercicio anterior y resolver sobre la aplicación del resultado.

Asimismo, la Junta podrá adoptar acuerdos sobre cuantos asuntos se sometan a su consideración.

Artículo 18.- JUNTA GENERAL EXTRAORDINARIA

Toda Junta que no sea la prevista en el artículo anterior tendrá la consideración de Junta General Extraordinaria.

Artículo 19.- CONVOCATORIA DE LA JUNTA GENERAL

La Junta/General ordinaria o extraordinaria, deberá ser convocada por el Consejo de Administración mediante anuncio publicado en el Boletín Oficial del Registro Mercantil y en uno de los diarios de mayor circulación en la provincia del domicilio social, por lo menos quince días antes de la fecha fijada para su celebración, salvo en los casos en que la ley establezca una antelación mayor.

El anuncio expresará la fecha de la reunión en primera convocatoria, y todos los asuntos que hayan de tratarse. Podrá, asimismo, hacerse constar la fecha en la que, si procediera, se reunirá la Junta en segunda convocatoria.

Entre la primera y la segunda reunión deberá mediar, por lo menos, un plazo de veinticuatro horas.

Si la Junta General, debidamente convocada, no se celebrara en primera convocatoria, ni se hubiese previsto en el anuncio la fecha de la segunda, deberá ésta ser anunciada, con los mismos requisitos de publicidad que la primera, dentro de los quince días siguientes a la fecha de la Junta no celebrada y con ocho días de antelación a la fecha de la reunión.

Artículo 20.- FACULTAD Y OBLIGACIÓN DE CONVOCAR

El Consejo de Administración podrá convocar la Junta General Extraordinaria de Accionistas siempre que lo estime conveniente para los intereses sociales.

Deberá asimismo convocarla cuando lo solicite un número de socios titular de, al menos, un cinco por ciento del capital social, expresando en la solicitud los asuntos a tratar en la Junta. En este caso, la Junta deberá ser convocada para celebrarse dentro de los treinta días siguientes a la fecha en que se hubiese requerido notarialmente al Consejo de Administración para convocarla.

El Consejo de Administración confeccionará el orden del día, incluyendo necesariamente los asuntos que hayan sido objeto de solicitud.

Artículo 21.- CONSTITUCIÓN DE LA JUNTA

La Junta General quedará válidamente constituida, en primera convocatoria, cuando los accionistas, presentes o representados, posean, al menos, el veinticinco por ciento del capital suscrito con derecho a voto.

En segunda convocatoria, será válida la constitución de la Junta cualquiera que sea el capital concurrente a la misma.

Artículo 22.- ACUERDOS ESPECIALES, CONSTITUCIÓN Y MAYORÍAS.

Para que la Junta General ordinaria o extraordinaria, pueda acordar válidamente la emisión de obligaciones, el aumento o la disminución del capital, la transformación, fusión, escisión o disolución de la Sociedad y, en general, cualquier modificación de los Estatutos sociales, será necesaria, en primera convocatoria, la concurrencia de accionistas presentes o representados que posean, al menos, el cincuenta por ciento (50%) del capital suscrito con derecho a voto. En segunda convocatoria será suficiente la concurrencia del veinticinco por ciento (25%) de dicho capital.

Cuando concurran accionistas que representen menos del cincuenta por ciento (50%) del capital suscrito con derecho a voto, los acuerdos a que se refiere el párrafo anterior sólo podrán adoptarse válidamente con el voto favorable de los dos tercios del capital presente o representado en la Junta.

Con carácter especial los acuerdos para modificar el último párrafo del artículo 27 de los Estatutos relativo al número máximo de votos que puede emitir en la Junta General de accionistas un mismo accionista o las sociedades pertenecientes a un mismo Grupo, así como los acuerdos para modificar la presente norma especial, requerirán tanto en primera como en segunda convocatoria el voto favorable del 75% del capital con derecho a voto concurrente a la Junta General.

Artículo 23.- DERECHO DE ASISTENCIA Y EJERCICIO DEL VOTO

Podrán asistir a la Junta General los accionistas que sean titulares de un mínimo de 150 acciones, siempre que las tengan inscritas en el correspondiente registro contable con cinco días de antelación a su celebración, y se provean, en la forma prevista en la convocatoria, de la correspondiente tarjeta de asistencia, acreditativa del cumplimiento de los mencionados requisitos que se expedirá con carácter nominativo por las entidades a que legalmente corresponda.

Los accionistas que no posean el número de acciones señalado podrán agruparse a efectos de asistencia, designando un representante que no necesitará ser accionista.

Los miembros del Consejo de Administración deberán asistir a las Juntas Generales.

Los Directores, Gerentes y Técnicos de la Sociedad podrán asistir a las Juntas Generales, cuando fueren invitados por el Consejo de Administración.

El Presidente podrá autorizar la asistencia de cualquier otra persona que juzgue conveniente, si bien la Junta podrá revocar dicha autorización.

De conformidad con lo previsto en el Reglamento de la Junta, el voto de las propuestas sobre puntos comprendidos en el arder del Día de cualquier clase de Junta General, podrá delegarse o ejercitarse por el accionista mediante correspondencia postal, electrónica o cualquier oro medio de comunicación a distancia, siempre que se garantice debidamente la identidad del sujeto que ejerce su derechos de voto. Los accionistas que emitan los votos a distancia deberán ser tenidos en cuenta a efectos de constitución de la Junta como presentes.

Artículo 24.- REPRESENTACIÓN

Todo accionista que tenga derecho de asistencia podrá hacerse representar en la Junta General por medio de otra persona, que no necesitará ser accionista.

La representación deberá conferirse por escrito o por medios de comunicación a distancia, siempre que se garantice debidamente la identidad de los sujetos intervinientes. La representación deberá conferirse en todo caso, con carácter especial para cada Junta, salvo lo dispuesto en el artículo 108 de la Ley de Sociedades Anónimas. Todo ello de acuerdo con los procedimientos que legalmente se establezcan y con lo previsto en el Reglamento de la Junta.

Artículo 25.- PRESIDENCIA DE LA JUNTA GENERAL

La Junta será presidida por el Presidente del Consejo de Administración, a falta de éste, por el Vicepresidente y, en defecto de ambos, por el accionista que en cada caso elijan los socios asistentes a la reunión.

El Presidente estará asistido por un Secretario, que será el del Consejo de Administración, en su defecto, actuará el Vicesecretario del Consejo de Administración y, a falta de éste, la persona que designe la propia Junta.

La Mesa de la Junta estará constituida por el Consejo de Administración.

Artículo 26.- LISTA DE ASISTENTES

Antes de entrar en el orden del día se formará la lista de asistentes, expresando el carácter o representación de cada uno de ellos y el número de acciones, propias o ajenas, con que concurran.

La lista de asistentes podrá formarse también mediante fichero o incorporarse a soporte informático. En estos casos se consignará en la propia acta el medio utilizado, y se extenderá en la cubierta precintada del fichero o del soporte la oportuna diligencia de identificación, firmada por el Secretario, con el visto bueno del Presidente.

Al final de la lista se determinará el número de accionistas, presentes o representados, así como el importe del capital del que sean titulares, especificando el que corresponde a los accionistas con derecho de voto.

Corresponde al Presidente la designación, si lo estima necesario, de dos o más accionistas escrutadores que asistirán a la Mesa en la formación de la lista de asistentes y, en su caso, en el cómputo de las votaciones.

Artículo 27.- DELIBERACIÓN Y ADOPCIÓN DE ACUERDOS

Abierta la sesión se dará lectura por el Secretario a los puntos que integran el orden del día.

Una vez se haya producido la intervención del Presidente del Consejo de Administración, y de las personas autorizadas por él, el Presidente concederá la palabra a los accionistas que lo soliciten, dirigiendo y manteniendo el debate dentro de los límites del orden del día, salvo lo dispuesto en los artículos 131 y 134 del Texto Refundido de la Ley de Sociedades Anónimas. El Presidente pondrá fin al debate cuando el asunto haya quedado, a su juicio, suficientemente debatido, y someterá seguidamente a votación las diferentes propuestas de acuerdo.

Los acuerdos se habrán de adoptar con el voto favorable de la mayoría de capital con derecho a voto, presente y representado en la Junta, con las excepciones previstas en la Ley y en estos Estatutos.

El número máximo de votos que puede emitir en la Junta General de Accionistas un mismo accionista o las sociedades pertenecientes a un mismo Grupo, será del 10% del total del capital social con derecho a voto. A estos efectos se entenderá que se integran en el mismo Grupo las entidades que se encuentren controladas por otra, en la situación definida en el art. 4º de la vigente Ley del Mercado de Valores de 28 de julio de 1988. La limitación de voto establecida en este artículo no impedirá que la totalidad de las acciones concurrentes a la Junta se computen para la determinación del quórum de asistencia.

Artículo 28.- DERECHO DE INFORMACIÓN

Los accionistas podrán solicitar por escrito, con anterioridad a la reunión de la Junta o verbalmente durante la misma, los informes o aclaraciones que estimen precisos, acerca de los asuntos comprendidos en el orden del día. El Consejo de Administración estará obligado a proporcionárselos, salvo en los casos en que, a juicio del Presidente, la publicidad de los datos solicitados perjudique a los intereses sociales.

Esta excepción no procederá cuando la solicitud esté apoyada por accionistas que representen, al menos, la cuarta parte del capital.

Artículo 29.- ACTA DE LA JUNTA

El acta de la Junta podrá ser aprobada por la propia Junta a continuación de haberse celebrado ésta y, en su defecto, dentro del plazo de quince días, por el Presidente de la Junta y dos interventores, uno en representación de la mayoría y otro por la minoría.

El acta aprobada en cualquiera de estas dos formas tendrá fuerza ejecutiva a partir de la fecha de su aprobación.

En caso de que la Junta se hubiera celebrado con la presencia de Notario requerido para levantar acta por el Consejo de Administración, conforme al artículo 114 de la Ley de Sociedades Anónimas, el acta notarial tendrá la consideración de acta, de la Junta, no siendo precisa por tanto su aprobación.

CAPITULO II

CONSEJO DE ADMINISTRACION

Artículo 30.- COMPOSICIÓN

La Sociedad será administrada y regida por el Consejo de Administración, que dictará un reglamento de normas sobre su régimen interno y funcionamiento de conformidad con la Ley y estos Estatutos.

El Consejo estará integrado por un número máximo de dieciséis miembros y un mínimo de nueve. Corresponde a la Junta General la determinación del número, el nombramiento y la separación de los Consejeros.

La elección de los miembros del Consejo se efectuará por medio de votación. A estos efectos, las acciones que voluntariamente se agrupen hasta constituir una cifra de capital igualo superior al que resulte de dividir este último por el número de Vocales del Consejo tendrán derecho a designar los que, superando fracciones enteras, se deduzcan de la correspondiente proporción. En el caso de que se haga uso de esta facultad las acciones así agrupadas no intervendrán en la designación de los restantes miembros del Consejo.

No podrán ser Consejeros ni ocupar cargos en la Compañía las personas incursas en las prohibiciones del artículo 124 de la Ley de Sociedades Anónimas y las que resulten incompatibles según la legislación vigente y, especialmente, los así declarados en la Ley de Incompatibilidades de Altos Cargos de la Administración del Estado n° 12 de 11 de mayo de 1995, y en la Ley n° 14 de 21 de abril de 1995, de Incompatibilidades de Altos Cargos de la Administración de la Comunidad Autónoma de Madrid.

El Consejo elige en su seno un Presidente y uno o más Vicepresidentes, que sustituirán al Presidente por el orden que se determine en su nombramiento. A falta de todos ellos, actuará como Presidente el Consejero de más edad. Compete, asimismo, al Consejo la elección de Secretario y la de Vicesecretario, que podrán o no ser Consejeros.

En defecto del Secretario, hará sus veces el Vicesecretario, quien podrá ejercer cualquiera de sus facultades, incluidas las de firmar actas y extender certificaciones. A falta de ambos, hará de Secretario el Consejero de menor edad entre los asistentes a la reunión.

El cargo de Consejero será renunciable, revocable y reelegible, una o más veces, por períodos de igual duración.

La Sociedad destinará en cada ejercicio a retribuir a los miembros del Consejo de Administración una cantidad equivalente al 1,5% del beneficio líquido, que sólo podrá ser detraída después de estar cubiertas las atenciones de la reserva legal y otras que fueren obligatorias, y de haberse reconocido a los accionistas, al menos, un dividendo del 4%. Dicha suma será distribuida por acuerdo del propio Consejo, teniendo en cuenta los cargos desempeñados por cada Consejero, su dedicación efectiva y su asistencia a las reuniones de los órganos sociales. El Consejo podrá no aplicar la totalidad de la participación en beneficios los años en que así lo estime oportuno, en cuyo caso no se devengarán derechos para los Consejeros sobre la parte no aplicada.

Los Consejeros podrán ser remunerados adicionalmente con la entrega de acciones de la sociedad, derechos de opción sobre acciones, o de otros valores que den derecho a la obtención de acciones, o mediante sistemas retributivos referenciados al valor de cotización de las acciones. La aplicación de dichos sistemas deberá ser acordada por la Junta General, que determinará el valor de las acciones que se tome como referencia, el número de acciones a entregar a cada Consejero, el precio de ejercicio de los derechos de opción, el plazo de duración del sistema que se acuerde y cuantas condiciones estime oportunas.

El Consejo de Administración podrá aplicar fórmulas de incentivo consistentes en la entrega de acciones de la Sociedad, de derechos de opción sobre las mismas, de otros valores que den derecho a la obtención de acciones, o referenciadas a la cotización de las acciones para retribuir al personal de la Compañía o la parte del mismo que considere conveniente, cumpliendo siempre los requisitos establecidos en la Ley de Sociedades Anónimas, Ley de Mercado de Valores, y demás normas aplicables a estos supuestos, en particular la previa aprobación de la Junta General cuando sea preceptiva.

Artículo 31.- DURACIÓN Y COOPTACIÓN

La duración del cargo de Consejero será de cuatro años, renovándose anualmente el Consejo por cuartas partes. Las primeras renovaciones se harán por sorteo, y las siguientes por orden de antigüedad. En caso de número impar de Consejeros, la forma de renovación dicha se tomará por exceso.

El nombramiento de los Administradores caducará cuando, vencido el plazo de cuatro años, se haya celebrado una Junta General o haya transcurrido el término legal para la celebración de la Junta General Ordinaria.

Si durante el plazo para el que fueron nombrados los administradores se produjeran vacantes, el Consejo podrá designar entre los accionistas las personas que hayan de ocuparlas hasta que se reúna la primera Junta General.

Artículo 32.- REUNIONES DEL CONSEJO

El Consejo se reunirá, por lo menos, una vez cada dos meses y cuantas otras lo convoque el Presidente o quien haga sus veces y también cuando de éste lo solicite la mayoría de los Consejeros. Las reuniones tendrán lugar de ordinario en el domicilio social, pero podrán también celebrarse en otro lugar que determinará el Presidente y señale la convocatoria.

El Consejo de Administración quedará válidamente constituido cuando concurran a la reunión, presentes o representados, la mitad más uno de sus componentes. Cada Consejero podrá conferir su representación a otro. Los acuerdos se tomarán por mayoría Absoluta de votos de los Consejeros concurrentes o representados y, en caso de empate, decidirá el del Presidente o el de quien haga sus veces. Las Actas del Consejo se extenderán en el libro especial destinado al efecto, y serán firmadas por el Presidente y el Secretario.

Artículo 33.- RESPONSABILIDAD

Los Consejeros deberán cumplir los deberes que les impone la ley y los presentes Estatutos y los que exijan los Reglamentos internos de la Sociedad. En particular desempeñarán su cargo con la diligencia de un ordenado empresario y de un representante leal en atención al deber legal de diligente administración. Cumplirán también los deberes de fidelidad; lealtad; y secreto en la forma que les exige la ley, sin perjuicio de que puedan ser desarrollados por las normas internas mencionadas. El Consejo y sus miembros responderán frente a la Sociedad, frente a los accionistas y frente a los acreedores sociales del daño que causen por actos contrarios a la Ley o a los Estatutos, o por los realizados incumpliendo los deberes inherentes al desempeño del cargo.

Responderán solidariamente todos los miembros del órgano de administración que realizó el acto o adoptó el acuerdo lesivo, menos los que prueben que, no habiendo intervenido en su adopción y ejecución, desconocían su existencia, o conociéndola hicieron todo lo conveniente para evitar el daño o, al menos, se opusieren expresamente a aquél.

Artículo 34.- REPRESENTACIÓN DE LA SOCIEDAD

Corresponde al Consejo de Administración la representación de la Sociedad en juicio o fuera de él. La representación se extenderá, sin limitación alguna, a todos los actos comprendidos en el objeto social.

El Consejo tiene las siguientes facultades:

1.  Las consignadas de una manera especial en artículos determinados de estos Estatutos.

2.  Representar con plena responsabilidad a la Compañía en cualquier clase de actos y contratos.

3.  Nombrar y separar Consejeros de las Sociedades en que participa y Directores, Gerentes o Administradores para todos y cada uno de los negocios y fábricas que explote la Sociedad, fijando sus facultades, deberes y retribuciones.

4.  El nombramiento del personal, formación de plantillas y determinación de los deberes, atribuciones, fianzas, sueldos y gratificaciones.

5.  Organizar, dirigir e inspeccionar la marcha de la Sociedad y aprobar el Reglamento de Régimen Interior.

6.  Efectuar los actos y celebrar los contratos que sean necesarios o convenientes para la realización del objeto social, sin exceptuar los que versen sobre la adquisición o enajenación de inmuebles, constitución de derechos reales, incluso el de hipoteca u otras garantías personales o reales y el de arrendamiento y resolver sobre toda clase de negocios y operaciones permitidas a la Sociedad por sus Estatutos.

7.  Acordar las operaciones de crédito o préstamo que puedan convenir a la Sociedad y que no estén reservadas por la Ley a la Junta General.

8.  Determinar la inversión de los fondos disponibles así como los de reserva; formar los presupuestos, autorizar los gastos y nombrar apoderados y representantes de la Sociedad, con las facultades que, en cada caso, crea conveniente conferirles.

9.  Presentar anualmente a la Junta General Ordinaria las Cuentas y el informe explicativo de la gestión del Consejo durante el ejercicio social.

10.  Convocar las Juntas Generales Ordinaria o Extraordinaria y ejecutar sus acuerdos.

11.  Acordar, si se estima conveniente, el pago de dividendos activos a cuenta de las utilidades del ejercicio, así como proponer a la Junta General la movilización de las reservas.

12.  Acordar lo que juzgue conveniente sobre el ejercicio de los derechos o acciones que a la Sociedad correspondan ante los Juzgados y Tribunales ordinarios o especiales y ante las oficinas, autoridades o corporaciones del Estado, Comunidades Autónomas, Provincia y Municipio, así como respecto a la interposición de recursos ordinarios o extraordinarios, nombrando representantes, procuradores o letrados que a estos efectos lleven la representación y defensa de la Sociedad, confiriéndo1es en la forma que fuere necesario las facultades oportunas, incluso para avenirse y desistir en conciliaciones, expedientes, pleitos, reclamaciones, recursos o actuaciones de cualquier clase y en cualquier estado del procedimiento para pedir la suspensión de éste y para todo lo que fuera menester, incluso transigir judicialmente con toda amplitud.

13.  Disponer de los fondos y bienes sociales y reclamarlos, percibirlos y cobrarlos; tanto de particulares como de oficinas públicas, constituyendo o retirando depósitos en la Caja General de Depósitos y donde a los intereses sociales convenga; constituir cuentas corrientes bancarias, bien sea en metálico, de crédito y de valores y retirar, metálico o valores de las mismas, y en general, realizar toda clase de operaciones bancarias con entidades nacionales o extranjeras; disponer de los fondos de la Sociedad en poder de corresponsales; librar, endosar, avalar, aceptar, pagar y negociar letras de cambio.

14.  Conferir poderes a personas determinadas para actos concretos o para regir ramas determinadas del negocio social.

15.  Resolver las dudas que se susciten sobre la interpretación de los Estatutos y suplir sus omisiones, dando cuenta a la primera Junta General que se celebre.

La presente determinación de atribuciones del Consejo es solamente enunciativa y no limita en manera alguna las amplias facultades que le competen para gobernar, dirigir, y administrar los negocios e intereses de la Sociedad, en todo cuanto no esté especialmente reservado por la Ley a la competencia de la Junta General de Accionistas.

Artículo 35.- DELEGACIÓN DE FACULTADES

El Consejo puede nombrar una Comisión Delegada que estará integrada por el Presidente del propio Consejo, que presidirá la Comisión, y, como máximo, siete Consejeros. Actuará como Secretario el que lo sea del Consejo. El Consejo, asimismo, podrá designar uno o más Consejeros Delegados.

La delegación permanente de alguna facultad del Consejo de Administración en la Comisión Delegada o en los Consejeros Delegados y la designación de los Consejeros que hayan de ocupar tales cargos requerirá el voto favorable de las dos terceras partes de los componentes del Consejo.

El Consejo podrá delegar en la Comisión Delegada, con carácter permanente, todas sus facultades, excepto las indelegables por ley. Asimismo, sin perjuicio de los apoderarnientos que tanto el Consejo como la Comisión Delegada puedan conferir a cualquier persona, podrá delegar facultades en los Consejeros Delegados.

El Consejo de Administración podrá constituir en su seno los Comités que considere oportunos para tratar los asuntos de su competencia, designando los Consejeros que deban formar parte de los mismos.

Artículo 36.- FUNCIONAMIENTO DE LA COMISIÓN DELEGADA

La Comisión Delegada se reunirá una vez al mes, como mínimo, y cuantas otras veces la convoque el Presidente o lo pida la mayoría de sus miembros. Podrá adoptar acuerdos definitivos en todas aquellas materias que el Consejo de Administración le hubiere delegado, informando a éste en la primera reunión que celebre, pudiendo asimismo, en caso de urgencia, adoptar decisiones sobre otras materias delegables, que someterá a aprobación y ratificación del Consejo.

Artículo 36 bis.-  COMITÉ DE AUDITORÍA.

Con la denominación que el Consejo de Administración considere adecuada, la Sociedad tendrá un Comité de Auditoria integrado por, al menos, tres Consejeros nombrados por el Consejo de Administración quienes tendrán la capacidad, experiencia y dedicación necesarias para desempeñar sus funciones. La mayoría de los miembros del Comité serán Consejeros no ejecutivos, entendiéndose por tales quienes no tengan competencias ejecutivas y funciones de Alta Dirección de la Sociedad. El Presidente será elegido entre dichos Consejeros no ejecutivos debiendo ser sustituido cada cuatro años, pudiendo ser reelegido transcurrido un año desde su cese.

El Comité servirá de apoyo al Consejo de Administración en sus cometidos de vigilancia, mediante la revisión periódica del proceso de elaboración de la información económico- financiera, de los controles internos de la Sociedad y de la independencia del Auditor Externo.

El Comité tendrá, entre otras, las siguientes competencias:

1.                    Informar en la Junta General de Accionistas sobre las cuestiones que en ella planteen los accionistas en materias de su competencia.

2.                    Proponer al Consejo de Administración, para su sometimiento a la Junta General de Accionistas, el nombramiento de los Auditores de Cuentas Externos al que se refiere el artículo 204 del Texto Refundido de la Ley de Sociedades Anónimas, aprobado por Real Decreto-Legislativo 1564/1989, de 22 de Diciembre.

3.                    Supervisar los servicios de Auditoria interna.

4.                    Conocer del proceso de información financiera y de los sistemas; de control interno de la sociedad.

5.                    Mantener la relación con los auditores externos para recibir información sobre aquellas cuestiones que puedan poner en riesgo la independencia de éstos y cualesquiera otras relacionadas con el proceso de desarrollo de la Auditoria de cuentas, así como aquéllas otras comunicaciones previstas en la legislación de Auditoria de cuentas y en las normas técnicas de Auditoria.

6.                    Cualquier otra función de informe y propuesta que le sea encomendada por el Consejo de Administración con carácter general o particular.

El Comité se reunirá con la periodicidad que se determine y cada vez que lo convoque su Presidente o lo soliciten dos de sus miembros. Cualquier miembro del equipo directivo o del personal de la Sociedad que fuese requerido a tal fin estará obligado a asistir a las reuniones del Comité y a prestarle colaboración y acceso a la información de que disponga. Para el cumplimiento de sus funciones el Comité tendrá a su disposición los medios necesarios para un funcionamiento independiente. El Comité adoptará sus decisiones o recomendaciones por mayoría de votos.

El Consejo de Administración desarrollará las competencias y normas de funcionamiento del Comité de Auditoria .

Artículo 37.- FUNCIONES DEL PRESIDENTE

Corresponde al Presidente del Consejo de Administración, quien, a todos los efectos, tendrá la consideración de Presidente de la Sociedad:

a)                                      La representación de la Sociedad, enjuicio y fuera de él.

b)                                     Convocar y presidir las reuniones del Consejo de Administración y de la Comisión Delegada y ejecutar sus acuerdos.

c)                                      Dirigir las deliberaciones de los órganos de la Sociedad que preside.

d)                                     Velar por el fiel cumplimiento de los acuerdos adoptados por dichos órganos y autorizar con su visto bueno actas y certificaciones.

e)                                      Ejercer la alta dirección de todos los servicios de la Sociedad.

f)                                        Llevar la firma social.

g)                                     Cualquier otra facultad que legal o estatutariamente le esté atribuida.

TITULO V

EL EJERCICIO SOCIAL Y LAS CUENTAS ANUALES

Artículo 38.- EJERCICIO SOCIAL

El ejercicio social empezará el 1 de enero y terminará el 31 de diciembre de cada año.

Artículo 39.- CUENTAS ANUALES

El Consejo de Administración está obligado a formular en el plazo máximo de tres meses, contados a partir del cierre del ejercicio social, las Cuentas anuales, el Informe de Gestión y la propuesta de aplicación del resultado, así como, en su caso, las Cuentas y el Informe de Gestión consolidados.

Las Cuentas anuales comprenderán el Balance, la Cuenta de Pérdidas y Ganancias, y la Memoria. Estos documentos, que forman una unidad, serán redactados con claridad, de forma que muestren una imagen fiel del patrimonio, la situación financiera y los resultados de la Sociedad.

Las Cuentas anuales y el Informe de Gestión deberán ser firmados por todos los Consejeros, y si faltare la firma de alguno de ellos, se señalará así en cada uno de los documentos en que falte, con expresa indicación de la causa.

Artículo 40.- AUDITORIA

Las Cuentas anuales y el Informe de Gestión deberán ser revisados por Auditores de Cuentas, designados por la Junta General antes de que finalice el ejercicio por auditar, por un período de tiempo determinado que no podrá ser inferior a tres años ni superior a nueve, a contar desde la fecha en que se inicie el primer ejercicio a auditar. Los Auditores nombrados no podrán ser reelegidos como tales hasta que hayan transcurrido tres años desde la terminación del período anterior para el que fueron nombrados.

La Junta General podrá designar como Auditores a una o varias personas físicas o jurídicas que actuarán conjuntamente. Cuando los designados sean personas físicas, la Junta deberá designar tantos suplentes como Auditores titulares.

La Junta no podrá revocar a los Auditores antes de que finalice el período por el que fueron nombrados, a no ser que medie justa causa.

Si la Junta General no diera cumplimiento a lo dispuesto en el presente artículo, debiendo hacerlo, o las personas nombradas no aceptan el cargo o no pueden cumplir sus funciones, el Consejo de Administración, el Comisario del Sindicato de obligacionistas o cualquier accionista podrá solicitar del Registrador Mercantil del domicilio social la designación de la persona o personas que deban realizar la auditoria, de acuerdo con lo dispuesto en el Reglamento del Registro Mercantil.

Cuando concurra justa causa, los administradores de la sociedad y las personas legitimadas para solicitar el nombramiento de auditor podrán pedir al Juez de Primera

Instancia del domicilio social la revocación del designado por la Junta General o por el Registrador Mercantil y el nombramiento de otro.

Artículo 41.- APROBACIÓN DE LAS CUENTAS

Las Cuentas anuales se aprobarán por la Junta General de accionistas.

A tal efecto, a partir de la convocatoria de la Junta General, cualquier accionista podrá obtener de la Sociedad, de forma inmediata y gratuita, los documentos que han de ser sometidos a la aprobación de la misma y el informe de los auditores de cuentas.  En la convocatoria se hará mención de este derecho.

Artículo 42.- APLICACIÓN DEL RESULTADO

La Junta General resolverá sobre la aplicación del resultado del ejercicio de acuerdo con el Balance aprobado.

La distribución de dividendos a los accionistas ordinarios se realizará en proporción al capital que hayan desembolsado, en el momento y forma de pago determinado por la Junta General; a falta de determinación, el dividendo será pagado en el domicilio social a partir del día siguiente al del acuerdo.

Sólo podrán repartirse dividendos con cargo al beneficio del ejercicio o reservas de libre disposición, si el valor del patrimonio neto contable no es o, a consecuencia del reparto, no resulta inferior al capital social.

Si existieran pérdidas de ejercicios anteriores que hicieran que el valor del patrimonio neto de la Sociedad fuera inferior a la cifra del capital social, el beneficio se destinará a la compensación de dichas pérdidas.

Tampoco podrán distribuirse beneficios hasta que los gastos de establecimiento y los de investigación y desarrollo y el fondo de comercio figurados en el activo del Balance hayan sido amortizados por completo, salvo que el importe de las reservas disponibles sea, como mínimo, igual al importe de los gastos no amortizados.

Una cifra igual al 10% del beneficio del ejercicio se destinará a la reserva legal hasta que ésta alcance, al menos, el 20% del capital social. La reserva legal, mientras no supere el límite indicado, sólo podrá destinarse a la compensación de pérdidas en el caso de que no existan otras reservas disponibles suficientes para este fin. Queda a salvo lo dispuesto en el artículo 157 del Texto Refundido de la Ley de Sociedades Anónimas.

Finalmente, del beneficio del ejercicio se aplicará a reservas voluntarias y a dotación de fondos para construcciones e inversiones nuevas y gastos eventuales, la suma que la Junta General acuerde.

Cumplidas las prevenciones precedentes y cubiertas las demás atenciones previstas por la Ley y los Estatutos, podrá acordarse el reparto de dividendos con cargo al beneficio del ejercicio o a reservas de libre disposición en la cuantía que la Junta General acuerde; el remanente, si lo hubiere, se destinará a cuenta nueva del ejercicio siguiente.

Artículo 43.- CANTIDADES A CUENTA DEL DIVIDENDO

La distribución entre los accionistas de cantidades a cuenta de dividendos sólo podrá acordarse por la Junta General o el Consejo de Administración bajo las siguientes condiciones: el Consejo de Administración formulará un estado contable en el que se ponga de manifiesto que existe liquidez suficiente para la distribución, y la cantidad a distribuir no podrá exceder de la cuantía de los resultados obtenidos desde el fin del último ejercicio, deducidas las pérdidas procedentes de ejercicios anteriores y las cantidades con las que deban dotarse las reservas obligatorias por Ley o por disposiciones estatutarias, así como la estimación del impuesto a pagar sobre dichos resultados.

Artículo 44.- DEPÓSITO DE LAS CUENTAS ANUALES

Dentro del mes siguiente a la aprobación de las Cuentas anuales, se presentará para su depósito en el Registro Mercantil del domicilio social, certificación de los acuerdos de la Junta General de aprobación de las Cuentas y aplicación del resultado, a la que se adjuntará un ejemplar de cada una de dichas cuentas, así como el Informe de Gestión y el informe de los auditores.

TITULO VI

DISOLUCIÓN Y LIQUIDACIÓN

Artículo 45.- DISOLUCIÓN DE LA SOCIEDAD

La Sociedad se disolverá por acuerdo de la Junta General, adoptado de conformidad con el artículo 22 de estos Estatutos, y en los demás supuestos previstos en la legislación vigente.

Artículo 46.- LIQUIDACIÓN DE LA SOCIEDAD

Una vez disuelta la Sociedad, se abrirá el período de liquidación, salvo en los supuestos de fusión o escisión total o cualquier otro de cesión global del activo y del pasivo.

Desde el momento en que la Sociedad se declare en liquidación, cesará la representación del Consejo de Administración, en los términos previstos en el Texto Refundido de la Ley de Sociedades Anónimas, y la misma Junta General, que acuerde la disolución, designará las personas que, en número impar, deban proceder a dicha liquidación y acordará las normas para efectuarla, con observancia de lo dispuesto por la legislación vigente.

Terminada la liquidación, los liquidadores formarán el balance final, que será censurado por los interventores, si hubieren sido nombrados. También determinarán la cuota del activo social que deberá repartirse por cada acción.

Este balance se someterá, para su aprobación, a la Junta General y se publicará en el Boletín Oficial del Registro Mercantil y en uno de los periódicos de mayor circulación en la Provincia del domicilio social.

TITULO VII

RESOLUCIÓN DE CONFLICTOS

Artículo 47.- Sin perjuicio del derecho de impugnación judicial de los acuerdos sociales, reconocido en el Texto Refundido de la Ley de Sociedades Anónimas, todas las cuestiones litigiosas, controversias y reclamaciones, que puedan suscitarse entre la sociedad y los accionistas, por razón de los asuntos sociales, se resolverán mediante arbitraje de equidad que tendrá lugar en la localidad en que la Compañía tenga establecido su domicilio social a través de la intervención de uno o tres árbitros, de acuerdo con el procedimiento previsto por la Ley 36/1988, de 5 de diciembre, sobre Régimen Jurídico de Arbitraje, y con obligación de cumplir el laudo arbitral que se dicte.

Para todos los demás supuestos serán competentes los Juzgados y Tribunales de la localidad donde la Sociedad tenga su domicilio.